UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 30, 2012

Dendreon Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35546	22-3203193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 2nd Avenue, Suite 3200, Seattle, Washington		98101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On July 30, 2012, Dendreon Corporation (the “Company”) announced a strategic restructuring plan that includes re-configuring the Company’s manufacturing model, restructuring administrative functions and strengthening the Company’s commercial functions, which the Company anticipates will lower its overall cost structure. As a result of the restructuring, the Company expects to reduce costs by approximately $150 million annually, including a reduction in headcount of more than 600 full-time and contractor positions. Full implementation of the restructuring is expected to take 12 months. As part of the restructuring plan, the Company plans to close its manufacturing facility in Morris Plains, New Jersey, which is expected to occur in the fourth quarter of 2012. The Company manufactures PROVENGE® (sipuleucel-T) commercially at its facility in Morris Plains, New Jersey. Subsequent to the closure of the New Jersey facility, the Company will continue to manufacture PROVENGE® (sipuleucel-T) out of its two other existing manufacturing facilities located in Union City, GA and Seal Beach, CA.

As a result of the decision to close the New Jersey facility, the Company expects to record an initial restructuring charge of approximately $4 million related to severance and other related termination benefits, and a non-cash restructuring charge of approximately $65 million related to the impairment of property and equipment at the New Jersey facility in the third quarter of 2012.

The Company expects the restructuring initiatives will take up to 12 months to implement. As such, the Company will continue to incur restructuring charges related to employee severance benefits and other related restructuring charges until the restructuring plan is complete. An estimate of additional restructuring charges is not currently available. This information is subject to the finalization of timetables for the transition of functions, consultations with employees as well as the statutory severance requirements of particular legal jurisdictions impacted.

A majority of the restructuring and impairment charges are expected to be recorded in the Company’s operating results during the second half of 2012 and will continue into 2013. The Company expects implementation of the restructuring plan to be completed by mid-2013.

To the extent required by applicable rules, the Company may file one or more amendments to this Current Report or include such disclosure in a future Quarterly Report on Form 10-Q as details of the restructuring plan are refined and estimates of costs and charges are finalized.

Statements in this Current Report that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the restructuring, the timing and elements of the restructuring, the timing and form of related charges, the expected annual operating expense reduction, and the Company’s ability to achieve improved performance as a result of the restructuring. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer due to competing therapies, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our operations to support the commercial launch of PROVENGE; and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Item 2.06.	Material Impairments.

In connection with the restructuring plan described in Item 2.05, Costs Associated with Exit or Disposal Activities above, the Company is performing an impairment assessment on property, plant and equipment at the New Jersey manufacturing facility. Assets that are determined to be impaired will be written down to fair value. At this time, the Company estimates that impairment charges will be approximately $65 million; however, the Company is not currently able to make a final determination of the estimated impairment charges.

To the extent required by applicable rules, the Company may file one or more amendments to this Current Report or include such disclosure in a future Quarterly Report on Form 10-Q as details of the restructuring plan are refined and estimates of costs and charges are finalized. However, the impairment charges ultimately recorded are not expected to result in material future cash expenditures.

Item 7.01.	Regulation FD Disclosure.

On July 30, 2012, the Company issued a press release announcing the restructuring described in Item 2.05 of this Current Report. A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

The information in this Item 7.01 of Current Report and in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liability of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Dendreon Corporation press release dated July 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

Date: July 30, 2012	/s/ Christine Mikail
Christine Mikail Executive Vice President, Corporate Development, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Dendreon Corporation press release dated July 30, 2012.